Release: Immediate, February 18, 2003

CANADIAN PACIFIC RAILWAY LIMITED DECLARES DIVIDEND

CALGARY — The Board of Directors of Canadian Pacific Railway Limited (TSX/NYSE: CP) has declared a quarterly dividend of twelve and three-quarter cents ($0.1275) Canadian per share on the outstanding Common Shares. The dividend is payable on April 28, 2003, to holders of record at the close of business on March 28, 2003.

Contacts:

Media Len Cocolicchio Tel.: (403) 319-7591 e-mail: len_cocolicchio@cpr.ca	Investment Community Paul Bell, Vice-President – Investor Relations Tel.: (403) 319-3591 e-mail: investor@cpr.ca